Exhibit (a)(1)(N)
Hastings Entertainment, Inc.
Offer to Exchange Certain Stock Options for Restricted Stock Units
AMENDED AND RESTATED ELECTION FORM
Employee Name
Employee ID
Hello, Employee.
Below is a list of your current outstanding eligible stock options that may be surrendered for exchange in the Offer to Exchange Certain Stock Options for Restricted Stock Units (“Exchange Offer”) pursuant to the Amended and Restated Offer to Exchange document. Please read this election form carefully.
To make an election using this election form, place a check mark in either the “Exchange” or “Do Not Exchange” box below. Any election form submitted without an “Exchange” or “Do Not Exchange” marked below will be rejected. You may elect to exchange your eligible stock options by mailing the election form to the below address. If you elect to mail the election form, it must be signed and dated and sent by mail or courier to the following address:
Hastings Entertainment, Inc.
Attn: Stephanie Coggins, Manager of Outside Reporting
3601 Plains Boulevard
Amarillo, Texas 79102
FOR AN ELECTION TO BE EFFECTIVE, THIS ELECTION FORM MUST BE COMPLETED, SIGNED AND RECEIVED BY HASTINGS BEFORE THE EXPIRATION DEADLINE OF 11:59 P.M., CENTRAL DAYLIGHT SAVINGS TIME, ON JULY 13, 2009 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).
You may modify your election at any time before expiration of the Exchange Offer. Your final election received before the expiration of the Exchange Offer will supersede any previous election.

	Exchange Ratio	Total Number of Restricted
Total Number of Eligible	(eligible stock options :	Stock Units to Be Granted in
Stock Options	restricted stock units)	Exchange*	Election:
	3:1		☐ Exchange
☐ Do Not Exchange

*	Please note that Hastings will not issue any fractional restricted stock units. The amounts in the column “Total Number of Restricted Stock Units to Be Granted in Exchange” have been rounded to the nearest whole restricted stock unit (with greater than or equal to 0.5 being rounded up).
If you have questions, please contact Stephanie Coggins, Manager of Outside Reporting, via phone at (806) 677-1591 or email at stephanie.coggins@goHastings.com.

Agreement to Terms of Election
By electing to surrender my eligible stock options for exchange, I understand and agree to all of the following:
1.	I surrender to Hastings for exchange those eligible stock options specified in the table above and understand that, upon acceptance by Hastings, this election form will constitute a binding agreement between Hastings and me, unless Hastings receives a valid withdrawal election with respect to such eligible stock options before the Exchange Offer expires.

2.	I understand that I may elect to surrender all, but not less than all, of my eligible stock options under the terms of the Exchange Offer.

3.	I understand that if I validly surrender eligible stock options for exchange, and such eligible stock options are accepted and cancelled, I will lose my rights to purchase any shares under such eligible stock options and I will receive in exchange a lesser amount of restricted stock units.

4.	I understand that, under the Exchange Offer, one restricted stock unit will be issued to an eligible employee for every three eligible stock options surrendered by such employee.

5.	I understand that each restricted stock unit granted will have a value equal to the average of the opening and closing market price of one share of Hastings’ common stock on the NASDAQ National Market on the date that the replacement restricted stock unit is granted.

6.	I understand that the restricted stock units will be subject to a two-year vesting period, even if all or a portion of the surrendered eligible stock options are already vested. Under this vesting schedule, 50% of the restricted stock units will vest upon the 12-month anniversary of the restricted stock unit grant date and the remaining 50% of the restricted stock units will vest upon the 24-month anniversary of the restricted stock unit grant date, so long as I remain employed during these periods.

7.	I understand that the restricted stock units will be subject to the terms and conditions in the Hastings Entertainment, Inc. 2006 Incentive Stock Plan (the “2006 Plan”).

8.	I acknowledge that Hastings has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer.

9.	To remain eligible to surrender eligible stock options for exchange in the Exchange Offer, I understand that I must be employed by Hastings or its subsidiary on the date the Exchange Offer commences and must remain employed by Hastings or its subsidiary through the date that restricted stock units are granted. I understand that I must also remain eligible to participate in the 2006 Plan through the date the restricted stock units are granted.

10.	I understand that nothing in the Exchange Offer or related documents should be construed to confer upon me the right to remain an employee of Hastings or its subsidiary. The terms of my employment with Hastings remain unchanged. I understand that Hastings cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the restricted stock unit grant date or thereafter.

11.	I understand that in accordance with Sections 6 and 14 of the Amended and Restated Offer to Exchange document, Hastings may extend, terminate, and/or amend the Exchange Offer. In any such event, I understand that any eligible stock options surrendered for exchange but not accepted by Hastings will remain in effect with their current terms and conditions.

12.	I understand that my election to participate in the Exchange Offer is entirely voluntary, and I am aware that I may withdraw my decision to surrender my eligible stock options, in the manner set forth in the Amended and Restated Offer to Exchange document, at any time until the Exchange Offer expires. I understand that if I elect to so withdraw my decision to surrender my eligible stock options, I may so withdraw such decision with respect to all, but not less than all, of the eligible stock options that I have previously elected to surrender under the terms of the Exchange Offer. I understand that my election to surrender my eligible stock options will be irrevocable at 11:59 p.m., Central Daylight Savings Time, on July 13, 2009, unless the Exchange Offer is extended.

13.	I hereby sell, assign and transfer to Hastings all right, title and interest in and to all of the eligible stock options that I am surrendering for exchange as specified in the table above.

14.	I understand that I must mark either the “Exchange” or “Do Not Exchange” box for my eligible stock options in the table above and that if I do not make an election for my stock options, then my election will be rejected.

15.	I hereby represent and warrant that I have full power and authority to elect to surrender the eligible stock options marked “Exchange” in the table above and that, when and to the extent such eligible stock options are accepted by Hastings, such eligible stock options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible stock options will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either I am not married, my spouse has no community or other marital property rights in the eligible stock options, or my spouse has consented to and agreed to be bound by the election form. Upon request, I will execute and deliver any additional documents deemed by Hastings to be necessary or desirable to complete the exchange of the eligible stock options I am electing to exchange.

16.	I agree to all of the terms and conditions of the Exchange Offer.

Eligible Employee’s Signature	Date

Eligible Employee’s Name (please print or type)	Eligible Employee’s Phone Number

Eligible Employee’s email address (for purpose of confirming receipt of this election form or any subsequent notice of withdrawal)

INSTRUCTIONS AND AGREEMENTS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER
     1. Submission of Election. If you intend to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify Hastings of your election to exchange such eligible stock options before the Exchange Offer expires, which is currently scheduled for 11:59 p.m., Central Daylight Savings Time, on July 13, 2009 (or such later date as may apply if the Exchange Offer is extended).
     You may notify Hastings of your election to surrender any of your eligible stock options for exchange by completing and returning the election form and delivering it to Hastings at the address listed on the cover page of the election form. Hastings must receive the election form before the expiration deadline of 11:59 p.m., Central Daylight Savings Time, on July 13, 2009 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on your chosen method of submission to ensure that Hastings receives your election form before the deadline.
     The method of delivery of any document is at your election and risk. Your eligible stock options will not be considered surrendered until Hastings receives your properly submitted election. If you submit your election via the election form, your election will be effective only if Hastings receives the properly completed election form before the deadline noted above. Hastings recommends that you use registered mail with return receipt requested, or another method which can be tracked by the delivery carrier. In all cases, you should allow sufficient time to ensure timely delivery.
     You will be permitted to exchange your eligible stock options on an all-or-nothing basis. No partial exchanges of your eligible stock options will be permitted. If you attempt to exchange a portion but not all of your outstanding eligible stock options, your entire election form will be rejected.
     You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be automatically cancelled if Hastings accepts your eligible stock options for exchange. Hastings will not accept any alternative, conditional or contingent offers to exchange eligible stock options. All eligible employees electing to surrender eligible stock options for exchange waive all rights to receive any notice of the acceptance of their election to surrender eligible stock options, except as provided for in the Amended and Restated Offer to Exchange document.
     2. Withdrawal of Election. If you elect to surrender eligible stock options for exchange and later change your mind, you may withdraw your surrendered eligible stock options by notifying Hastings of your election to withdraw such eligible stock options before the Exchange Offer expires, which is currently scheduled for 11:59 p.m., Central Daylight Savings Time, on July 13, 2009 (or such later date as may apply if the Exchange Offer is extended). You may notify Hastings of your withdrawal election by completing and returning the notice of withdrawal and delivering it to Hastings at the address listed on the cover page of the notice of withdrawal. Hastings must receive the notice of withdrawal before the expiration deadline of 11:59 p.m., Central Daylight Savings Time, on July 13, 2009 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on your chosen method of submission to ensure that Hastings receives your notice of withdrawal by the deadline.
     Once you have withdrawn eligible stock options, you may again surrender such eligible stock options only by once again making an election to surrender such eligible stock options in accordance with the Amended and Restated Offer to Exchange document and Section 1 of these Instructions and Agreements prior to the expiration of the Exchange Offer. You may not withdraw your election with respect to only a portion of your eligible stock options. If you attempt to withdraw your election with respect to only a portion but not all of your eligible stock options, your entire notice of withdrawal will be rejected.

     3. Signatures on This Election Form. Except as described in the following sentences, the election form (or notice of withdrawal) must be signed by the eligible employee who surrenders the eligible stock options exactly as the eligible employee’s name appears on the stock option agreement relating to the eligible stock options. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change with your election form (or notice of withdrawal). If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on the election form and proper evidence of the authority of such person to act in such capacity must be included with the election form. You should consider retaining copies of all election form(s) and notice(s) of withdrawal for your own files.
     4. Requests for Assistance or Additional Copies. If you have questions regarding the Exchange Offer, have requests for assistance or have requests for additional copies of the Amended and Restated Offer to Exchange document, the election form, the notice of withdrawal or other documents relating to the Exchange Offer, please contact Stephanie Coggins, Manager of Outside Reporting, via phone at (806) 677-1591 or email at stephanie.coggins@goHastings.com. All copies will be furnished promptly at our expense.
     5. Irregularities. All questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options will be determined by Hastings in its sole discretion. Neither Hastings nor any other person is obligated to give notice of any defects or irregularities in surrenders. No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee surrendering eligible stock options unless waived by Hastings in its sole discretion. Subject to any order or decision by a court or arbitrator of competent jurisdiction, Hastings’ determination of these matters will be final and binding on all parties. This is a one-time offer, and Hastings will strictly enforce the Exchange Offer deadline, subject only to any extension of the expiration of the Exchange Offer that is required by applicable law or that Hastings may decide upon in its sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which Hastings refers to as the Exchange Act, Hastings also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible employee.
     6. Additional Documents to Read. You are encouraged to carefully read the Amended and Restated Offer to Exchange document and the other related documents referred to within that document.
     7. Important Tax Information. You are encouraged to consult your own tax, financial and legal advisors for additional information about your personal tax situation and refer to Section 13 of the Amended and Restated Offer to Exchange document, which contains important U.S. federal income tax information.
     8. Data Privacy. To administer the Exchange Offer, Hastings must collect, use and transfer certain information regarding you and your eligible stock options, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Hastings or its subsidiaries, details of all stock options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”). Further, Hastings may have to pass that information on to third parties who are assisting with the Exchange Offer. By submitting this election form and surrendering your eligible stock options for exchange, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data by Hastings and its subsidiary and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Exchange Offer as described above.
     You further understand that the Data will be transferred to any stock plan service providers or other third parties as may be selected by Hastings that are assisting Hastings with the implementation, administration and management of the Exchange Offer. By submitting your election, you also acknowledge and agree that:
•	the parties receiving your Data may be located in the United States or elsewhere, and the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country;

•	the Data will be held only as long as necessary to implement, administer and manage the Exchange Offer;

•	you can request from Hastings a list with the names and addresses of any potential recipients of the Data by contacting Hastings;

•	you can request additional information about how the Data is stored and processed; and

•	you can request that the Data be amended if it is incorrect.
     By submitting your election, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your Data by Hastings and the third parties assisting Hastings with the Exchange Offer, for the exclusive purpose of implementing, administering and managing your participation in the Exchange Offer.
     9. Governing Law and Documents. The election form and notice of withdrawal are governed by, and subject to, U.S. federal and Texas state law (without giving effect to principles of conflict of laws), as well as the terms and conditions set forth in the Amended and Restated Offer to Exchange document. For purposes of litigating any dispute that arises under the election form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation shall be conducted in the courts of Potter County, Texas, or the federal courts for the State of Texas, where the Exchange Offer is made and/or to be performed.